Exhibit 1

EXECUTION VERSION

CAPITAL CONTRIBUTION AGREEMENT

by and between

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. and
BBVA COMPASS BANCSHARES, INC.

This CAPITAL CONTRIBUTION AGREEMENT (the “Agreement”) is made as of March 17, 2014, by and between Banco Bilbao Vizcaya Argentaria, S.A., a bank organized under the laws of the Kingdom of Spain (“BBVA”), and BBVA Compass Bancshares, Inc., a Texas corporation (“Subsidiary”).

W I T N E S S E T H:

WHEREAS, BBVA is the holder of 100 percent of the outstanding common stock, $0.01 par value per share, of Subsidiary; and

WHEREAS, for the mutual benefit of both BBVA and Subsidiary, BBVA desires to contribute and transfer to Subsidiary the assets described herein, and Subsidiary desires to receive and allocate to its capital accounts such assets and to issue to BBVA in exchange a certificate representing a number of shares of Subsidiary’s common stock to be calculated by Subsidiary’s CFO by dividing the value of the contributed assets by Subsidiary’s book value per share in U.S. Dollars as last calculated by Subsidiary;

NOW, THEREFORE, in consideration of the premises and the conditions and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Contribution.  BBVA, concurrently with the execution and delivery of this Agreement, hereby contributes, assigns, transfers, sets over, and otherwise conveys, without recourse, to Subsidiary, as additional paid-in capital, the amount of $117,000,000.00 (One Hundred Seventeen Million Dollars) paid in cash, such transaction to be entered properly onto the respective books and records of BBVA and of Subsidiary.

2.           Issuance of Shares of Subsidiary’s Common Stock.  In consideration of the contribution, Subsidiary will issue a number of shares of Subsidiary’s common stock, $0.01 par value per share, to be calculated by Subsidiary’s CFO by dividing $117,000,000.00 (One Hundred Seventeen Million Dollars) by Subsidiary’s book value per share in U.S. Dollars as last calculated by Subsidiary (which calculation results in the issuance of 2,226,875 shares).  Such shares will be represented in a certificate issued by the Subsidiary to BBVA.

3.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement.

4.           Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.           Successors and Assigns.  The terms and provisions of this Agreement are intended for the benefit of each party to this Agreement and their respective successors and assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties to this Agreement and their respective successors and assigns.

6.           Captions.  Captions used herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

7.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles of such laws.

9.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.           Further Assurances; Cooperation.  Each of the parties hereto shall execute and deliver or cause to be executed and delivered to the other party all such further documents and take such other action as may be reasonably required to effectively carry out fully the intentions of the parties and accomplish the transactions contemplated herein.

Signatures appear on the following page.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Erik Schotkamp
	Name:	Erik Schotkamp
	Title:	Capital & Funding Management Director

BBVA COMPASS BANCSHARES, INC.

By:	/s/ Angel Reglero
	Name:	Angel Reglero
	Title:	Chief Financial Officer

Signature Page to Capital Contribution Agreement